Exhibit 99.1
For immediate release
Beyond Meat® Reports Fourth Quarter and Full Year 2025 Financial Results

Company enters 2026 with reduced leverage, extended debt maturity and added liquidity

Pursues top-line stabilization and margin expansion with strategic brand repositioning to
Beyond The Plant Protein CompanyTM

EL SEGUNDO, Calif. — March 31, 2026 (GLOBE NEWSWIRE)—Beyond Meat, Inc. (NASDAQ: BYND), otherwise known as Beyond The Plant Protein CompanyTM (the “Company”), today reported financial results for its fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights1

•Net revenues were $61.6 million, a decrease of 19.7% year-over-year.
•Gross profit was $1.4 million, or gross margin of 2.3%, compared to gross profit of $10.0 million, or gross margin of 13.1%, in the year-ago period.
◦Gross profit and gross margin included $2.4 million in non-cash charges arising from incremental provision for excess and obsolete inventory as a result of SKU rationalization and the decision to discontinue certain product lines and $1.5 million in expenses related to the cessation of the Company’s operational activities in China.
•Loss from operations was $132.7 million, or operating margin of -215.5%, compared to loss from operations of $37.8 million, or operating margin of -49.3%, in the year-ago period.
◦Loss from operations included $48.1 million in non-cash charges related to the loss from write-down of assets held for sale.
1 This release includes references to non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” later in this release for the definitions of the non-GAAP financial measures presented and a reconciliation of these measures to their closest comparable GAAP measures.

◦Loss from operations also included the following charges recorded in operating expenses: a $38.9 million non-cash litigation-related accrual; $13.3 million in incremental share-based compensation expense related to the Company’s convertible debt exchange; $0.8 million in certain non-routine SG&A expenses; $0.4 million in costs related to a partial lease termination of a portion of the Company’s campus headquarters building in El Segundo, California (the “Campus Headquarters”); and $0.3 million in incremental legal and other fees and expenses associated with arbitration proceedings related to a previously-disclosed contractual dispute with a former co-manufacturer.
•Net income was $409.9 million, compared to net loss of $(44.9) million in the year-ago period. Net income per share available to common stockholders-basic was $0.84, compared to net loss per share available to common stockholders-basic of $(0.65) in the year-ago period. Net loss per share available to common stockholders-diluted was $(0.29), compared to net loss per share available to common stockholders-diluted of $(0.65) in the year-ago period
◦Net income included a $548.7 million non-cash gain on debt restructuring.
•Adjusted EBITDA was a loss of $69.0 million, or -112.1% of net revenues, compared to an Adjusted EBITDA loss of $26.0 million, or -33.9% of net revenues, in the year-ago period.

Full Year 2025 Financial Highlights1

•Net revenues were $275.5 million, a decrease of 15.6% year-over-year.
•Gross profit was $7.6 million, or gross margin of 2.8%, compared to gross profit of $41.7 million, or gross margin of 12.8%, in the year-ago period.
◦Gross profit and gross margin included $6.7 million in non-cash charges arising from specific initiatives that increased inventory provision and $5.8 million in expenses related to the cessation of the Company’s operational activities in China.
•Loss from operations was $332.7 million, or operating margin of -120.8%, compared to loss from operations of $156.1 million, or operating margin of -47.8%, in the year-ago period.
◦Loss from operations included $51.3 million in loss from impairment of long-lived assets and $48.1 million in non-cash charges related to the loss on write-down of assets held for sale.
◦Loss from operations also included the following charges recorded in operating expenses: a $38.9 million non-cash litigation-related accrual; $13.3 million in incremental share-based compensation expenses related to the Company’s convertible debt exchange; $8.1 million in incremental legal and other fees and expenses associated with arbitration proceedings related to a previously-disclosed contractual dispute with a former co-manufacturer; $2.2 million in certain non-routine SG&A expenses; $1.4 million in costs related to a partial lease termination of a portion of the Company’s Campus

Headquarters; and $1.3 million in expenses related to the suspension and cessation of the Company’s operational activities in China.
•Net income was $219.9 million, compared to net loss of $(160.3) million in the year-ago period. Net income per share available to common stockholders-basic in 2025 was $1.15, compared to net loss per share available to common stockholders-basic of $(2.43) in the year-ago period. Net loss per share available to common stockholders-diluted in 2025 was $(1.86), compared to net loss per share available to common stockholders-diluted of $(2.43) in the year-ago period.
◦Net income included a $548.7 million non-cash gain on debt restructuring.
•Adjusted EBITDA was a loss of $178.4 million, or -64.8% of net revenues, compared to an Adjusted EBITDA loss of $101.7 million, or -31.1% of net revenues, in the year-ago period.

Beyond Meat President and CEO Ethan Brown commented, “Our results for the fourth quarter of 2025 reflect ongoing headwinds in the plant-based meat category as well as the financial impact of several restructuring charges that, while costly, we believe will support the Company’s path to sustainable operations.”

Brown continued, “We enter 2026 with reduced leverage and extended debt maturity, and having added liquidity to our balance sheet. We intend to build on these improvements through the continued pursuit of top-line stabilization and margin expansion. Furthermore, we are strategically repositioning our brand to Beyond The Plant Protein CompanyTM, allowing us to enter into adjacent categories where we believe our brand, technology and commitment to clean plant-based nutrition can deliver significant value to consumers.”

Fourth Quarter 2025

Net revenues decreased 19.7% to $61.6 million in the fourth quarter of 2025, compared to $76.7 million in the year-ago period. The decrease in net revenues was primarily driven by a 22.4% decrease in volume of products sold, partially offset by a 3.5% increase in net revenue per pound. The decrease in volume of products sold was primarily driven by weak category demand and lower sales of chicken and burger products to Quick Service Restaurant (“QSR”) customers in the U.S. and international foodservice channels. The increase in net revenue per pound was primarily driven by changes in product sales mix, favorable changes in foreign currency exchange rates and price increases of certain of our products, partially offset by higher trade discounts.

U.S. retail channel net revenues decreased 6.5% to $31.7 million in the fourth quarter of 2025, compared to $33.9 million in the year-ago period. The decrease in net revenues was primarily driven by a 6.5% decrease in volume of products sold; net revenue per pound was approximately flat. The decrease in volume of products sold was primarily driven by weak category demand and reduced points of distribution for certain of our products. Net revenue per pound was approximately flat as changes in product sales mix were offset by higher trade discounts and price decreases of certain of our products.

U.S. foodservice channel net revenues decreased 23.7% to $8.0 million in the fourth quarter of 2025, compared to $10.5 million in the year-ago period. The decrease in net revenues was primarily driven by a 25.1% decrease in volume of products sold, partially offset by a 1.9% increase in net revenue per pound. The decrease in volume of products sold was primarily driven by the lapping of sales of chicken products to a QSR customer in the year-ago period and weak category demand. The increase in net revenue per pound was primarily driven by changes in product sales mix, partially offset by higher trade discounts.

International retail channel net revenues decreased 32.5% to $8.8 million in the fourth quarter of 2025, compared to $13.1 million in the year-ago period. The decrease in net revenues was primarily driven by a 33.5% decrease in volume of products sold, partially offset by a 1.5% increase in net revenue per pound. The decrease in volume of products sold was primarily driven by reduced sales of burger products in the EU and certain retail channels in Canada. The increase in net revenue per pound was primarily driven by price increases of certain of our products, changes in product sales mix and favorable changes in foreign currency exchange rates, partially offset by higher trade discounts.

International foodservice channel net revenues decreased 31.8% to $13.1 million in the fourth quarter of 2025, compared to $19.3 million in the year-ago period. The decrease in net revenues was primarily driven by a 34.1% decrease in volume of products sold, partially offset by a 3.4% increase in net revenue per pound. The decrease in volume of products sold was primarily due to reduced sales of the Company’s chicken and burger products to certain QSR customers. The increase in net revenue per pound was primarily driven by favorable changes in foreign currency exchange rates and changes in product sales mix, partially offset by higher trade discounts.

Net revenues by channel (unaudited):

The following tables present the Company’s net revenues by channel for the periods presented:

	Three Months Ended December 31,		Change
(in thousands)	2025	2024	Amount	%
U.S.:
Retail	$31,672	$33,886	$(2,214)	(6.5)%
Foodservice	7,971	10,452	(2,481)	(23.7)%
U.S. net revenues	39,643	44,338	(4,695)	(10.6)%
International:
Retail	$8,807	$13,055	$(4,248)	(32.5)%
Foodservice	13,139	19,265	(6,126)	(31.8)%
International net revenues	21,946	32,320	(10,374)	(32.1)%
Net revenues	$61,589	$76,658	$(15,069)	(19.7)%

	Year Ended December 31,		Change
(in thousands)	2025	2024	Amount	%
U.S.:
Retail	$124,478	$150,812	$(26,334)	(17.5)%
Foodservice	38,963	47,584	(8,621)	(18.1)%
U.S. net revenues	163,441	198,396	(34,955)	(17.6)%
International:
Retail	$53,166	$59,783	$(6,617)	(11.1)%
Foodservice	58,889	68,273	(9,384)	(13.7)%
International net revenues	112,055	128,056	(16,001)	(12.5)%
Net revenues	$275,496	$326,452	$(50,956)	(15.6)%

Volume of products sold by channel (unaudited):
The following table presents consolidated volume of the Company’s products sold in pounds for the periods presented:

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
(in thousands)	2025	2024	Amount	%	2025	2024	Amount	%
U.S.:
Retail	6,166	6,596	(430)	(6.5)%	23,920	28,892	(4,972)	(17.2)%
Foodservice	1,371	1,831	(460)	(25.1)%	6,413	7,892	(1,479)	(18.7)%
International:
Retail	1,811	2,725	(914)	(33.5)%	11,013	13,141	(2,128)	(16.2)%
Foodservice	3,884	5,890	(2,006)	(34.1)%	17,571	20,109	(2,538)	(12.6)%
Volume of products sold	13,232	17,042	(3,810)	(22.4)%	58,917	70,034	(11,117)	(15.9)%

Gross profit in the fourth quarter of 2025 was $1.4 million, or gross margin of 2.3%, compared to gross profit of $10.0 million, or gross margin of 13.1%, in the year-ago period. Gross profit and gross margin in the fourth quarter of 2025 included $2.4 million in non-cash charges arising from incremental provision for excess and obsolete inventory as a result of SKU rationalization and the decision to discontinue certain product lines and $1.5 million in expenses related to the cessation of the Company’s operational activities in China. Additionally, gross profit and gross margin in the fourth quarter of 2025 were negatively impacted by increased cost of goods sold per pound, partially offset by increased net revenue per pound. The increase in cost of goods sold per pound primarily reflected higher materials costs and higher inventory provision, partially offset by lower manufacturing expenses, including depreciation, and lower logistics costs.

Operating expenses were $134.2 million in the fourth quarter of 2025, compared to $47.8 million in the year-ago period. Operating expenses in the fourth quarter of 2025 included $48.1 million in non-cash charges related to the loss from write-down of assets held for sale relating to certain property, plant and equipment that was no longer deemed core to our strategic objectives or required for our future operations. There were no such charges in the year-ago period. Operating expenses in the fourth quarter of 2025 also included a $38.9 million non-cash litigation-related accrual, $13.3 million in incremental share-based compensation expense related to the Company’s convertible debt exchange, $0.8 million in certain non-routine SG&A expenses, $0.4 million in costs related to the partial lease termination of a portion of the Company’s Campus Headquarters, and $0.3 million in incremental legal and other fees and expenses associated with arbitration proceedings related to a contractual dispute with a former co-manufacturer. Excluding these items, the decrease in operating expenses compared to the fourth quarter of 2024 was primarily driven by decreased marketing expenses.

Loss from operations in the fourth quarter of 2025 was $132.7 million, compared to $37.8 million in the year-ago period. The increase in loss from operations was driven by the increase in operating expenses and the reduction in gross profit.

The following table summarizes certain charges recorded in the Company’s consolidated statement of operations for the fourth quarter of 2025 (unaudited):

(in thousands)	2025
Charges recorded in cost of goods sold:
Incremental obsolescence provision related to SKU rationalization initiative	$ 2,389
Expenses related to cessation of operational activities in China	$ 1,514
Total charges recorded in cost of goods sold	$ 3,903

Charges recorded in operating expenses:
Loss on write-down of assets held for sale	$ 48,101
Litigation-related accrual	$ 38,900
Incremental non-cash share-based compensation expense	$ 13,267
Certain non-routine SG&A expenses	$ 838
Costs related to partial lease termination	$ 387
Incremental legal expenses related to contractual dispute with former co-manufacturer	$ 296
Expenses related to cessation of operational activities in China	$ 13
Total charges recorded in operating expenses	$ 101,802
Total	$ 105,705

Total other income, net, was $542.6 million in the fourth quarter of 2025, compared to total other expense, net, of $7.0 million in the year-ago period. The increase in total other income, net, was primarily due to a $548.7 million gain on debt restructuring, a $10.3 million gain from the remeasurement of warrant liability and $0.8 million in net realized and unrealized foreign currency transaction gains due to favorable changes in foreign currency exchange rates, partially offset by a loss from remeasurement of derivative liability and an increase in interest expense related to leases and the Company’s delayed draw term loan facility.

Net income was $409.9 million in the fourth quarter of 2025, compared to net loss of $44.9 million in the year-ago period. Net income per share available to common stockholders-basic was $0.84, compared to net loss per share available to common stockholders-basic of $(0.65) in the year-ago period. Net loss per share available to common stockholders-diluted was $(0.29), compared to net loss per share available to common stockholders-diluted of $(0.65) in the year-ago period. The increase in net income in the fourth quarter of 2025 was primarily driven by the increase in Total other income, net, partially offset by the increase in loss from operations.

Adjusted EBITDA was a loss of $69.0 million, or -112.1% of net revenues, in the fourth quarter of 2025, compared to an Adjusted EBITDA loss of $26.0 million, or -33.9% of net revenues, in the year-ago period.

Balance Sheet and Cash Flow Highlights

The Company’s cash and cash equivalents balance, including restricted cash, was $217.5 million and total outstanding carrying value of debt, net of debt discount, was $415.7 million as of December 31, 2025, which included the total undiscounted future cash flows of the new 2030 Notes recorded at the completion of the Company’s convertible debt exchange. Net cash used in operating activities was $144.9 million in the year ended December 31, 2025, compared to $98.8 million in the year-ago period. Capital expenditures totaled $12.3 million in the year ended December 31, 2025, compared to $11.0 million in the year-ago period. Net cash used in investing activities was $10.3 million in the year ended December 31, 2025, compared to $6.2 million in the year-ago period. Net cash provided by financing activities was $223.4 million in the year ended December 31, 2025, compared to net cash provided by financing activities of $45.8 million in the year-ago period. Net cash provided by financing activities in the year ended December 31, 2025 included draws from the Company’s Delayed Draw Term Loan Facility with Unprocessed Foods, LLC, in the aggregate amount of $100.0 million, partially offset by related debt issuance costs, and aggregate net proceeds of approximately $148.7 million from sales of common stock under the Company’s “at-the-market” offering program (“ATM Program”).

Correction of Previously Issued Interim Condensed Consolidated Financial Statements

During its fourth quarter and full year 2025 financial close procedures, the Company determined that, in addition to a previously identified material weakness related to the accounting for non-routine and complex transactions, an additional material weakness in internal control over financial reporting existed as of December 31, 2025, related to controls associated with the accounting for its inventory provision, including amounts recorded for the provision of excess and obsolete inventory. In assessing the impact of the identified material weaknesses on the Company’s financial statements, the Company identified certain errors related to its previously issued interim financial statements for 2025, which primarily caused cost of goods sold and selling, general and administrative expenses to be understated in each of the first three quarters of 2025, and loss from impairment to be overstated in the third quarter of 2025.

The Company has determined that the errors identified were immaterial to the previously issued interim condensed consolidated financial statements for the first three quarters of 2025 and that the errors will be corrected prospectively when the Company files its quarterly reports in fiscal 2026. For a full discussion of these matters, investors can refer to Item 9A—Controls and Procedures, and Item 9B—Other Information, in the Company’s 2025 Annual Report on Form 10-K, to be filed with the SEC.

A summary of the revisions to the impacted financial statement line items in the Company’s previously issued interim condensed consolidated financial Statements for 2025 is shown on the attached schedule at the end of this release.

Annual Report on Form 10-K

The Company is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 within the prescribed deadline as it requires additional time to complete its fourth quarter and year-end financial close procedures. The Company is working diligently to address these matters; however, at this time, it is unable to estimate when the Form 10-K will be filed. As a result, the Company will be considered an untimely filer and will no longer be eligible to use Form S-3 registration statements until it regains timely filer status by filing in a timely manner all reports required to be filed under the Securities Exchange Act of 1934, as amended, for a period of twelve calendar months.

2026 Outlook

The Company continues to experience an elevated level of uncertainty within its operating environment, which has, and management believes will continue to have, unforeseen impacts on the Company’s actual realized results. In light of this uncertainty, the Company is limiting its outlook to the following:
•In the first quarter of 2026, net revenues are expected to be approximately $57 million to $59 million.

Conference Call and Webcast

The Company will host a conference call to discuss these results at 5:00 p.m. Eastern, 2:00 p.m. Pacific today. Investors interested in participating in the live call can dial 412-902-4255. There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.beyondmeat.com. The webcast will also be archived.

About Beyond Meat

Beyond Meat, Inc. (NASDAQ: BYND), otherwise known as Beyond The Plant Protein CompanyTM, is a plant protein company offering a portfolio of plant-based products made from simple ingredients without GMOs, no added hormones or antibiotics, and 0 mg of cholesterol per serving. Founded in 2009, Beyond Meat’s core products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. The Company’s brand promise, Eat What You Love®, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based protein to plant-based protein, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. Visit www.BeyondMeat.com and follow @BeyondMeat on Facebook, Instagram, Threads and LinkedIn.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements" within the meaning of the federal securities laws, including statements related to the Company’s expectations with respect to its first quarter 2026 outlook.

Forward-looking statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding financial performance, prospects, future events and future results, including ongoing uncertainty related to macroeconomic issues, including high inflation and interest rates, prolonged, weakening demand in the plant-based meat category, ongoing concerns about the likelihood of a recession and increased competition, and the Company’s ability to regain timely filer status, among other matters, and involve known and unknown risks that are difficult to predict. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “outlook,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which or whether, such performance or results will be achieved. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, but not limited to: a further decrease in demand, and the underlying factors negatively impacting demand, in the plant-based meat category, including the exacerbation of weakness in the category by the macroeconomic trends discussed in this release; the success of our marketing initiatives and the ability to maintain and grow our brand awareness, maintain, protect and enhance our brand, or rebrand altogether, attract and retain new customers and maintain and grow our market share, particularly while we are seeking to reduce our operating expenses; changes in the retail landscape, including our ability to maintain and expand our distribution footprint, the timing, success and level of trade and promotion discounts, our ability to maintain and grow market share and increase household penetration, repeat purchases, buying rates (amount spent per buyer) and purchase frequency, our ability to maintain and increase sales velocity of our products, and the timing and success of our efforts to expand distribution channels, such as our direct-to-consumer (DTC) channel, and planned new products or recently launched products; our ability to successfully innovate and commercialize new plant-based protein products, including in adjacent categories outside of our core, meat analogue offerings, and consumer acceptance of such new products; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including estimates of our expenses, future revenues, capital expenditures and capital requirements; our ability to obtain additional equity and/or debt financing, the terms of any such financing, and our ability to continue to bolster our balance sheet; risks associated with our indebtedness, leverage and liquidity relating to our significant debt, including our ability to repay or refinance and otherwise satisfy our obligations under each of the Loan and Security Agreement (as defined below), our 0% Convertible Senior Notes due 2027 (the “2027 Notes”) that remain outstanding and our 7.00% Convertible Senior Secured Second Lien PIK Toggle Notes due 2030 (the “2030 Notes” and, together with the 2027 Notes, the “Notes”) issued in the exchange offer related to the 2027 Notes, which was completed on October 30, 2025 (the “Exchange Offer”), and our ability to comply with the covenants (or our inability to obtain waivers related to any breach of such covenants) in the Loan and Security Agreement and respective indentures governing the Notes; our ability to raise the funds necessary to repurchase the Notes for cash, under certain circumstances, or to pay any cash amounts due under the Notes; the impact of the Exchange Offer on future availability of our pre-change net operating loss carryforwards and other tax attributes to offset our future net taxable income; the annual limitations on utilization of any remaining operating loss and tax credit carryforwards due to ownership change limitations provided by the Internal Revenue Code and similar state tax provisions, and the outcomes of any related audits or examinations; the significant dilution to our stockholders that resulted from the Exchange Offer and the additional dilution that will result if we exchange any portion of our outstanding Notes for equity, issue shares of our common stock with respect to the 2030 Notes (including any 2030 Notes issued as payment-in-kind interest on such 2030 Notes), including in connection with conversions of the 2030 Notes at our option or at the option of holders, upon equitization of the 2030 Notes, as payment of accrued interest in the form of common stock or in payment of certain make-whole payments on the 2030 Notes, in each case pursuant to the terms of the 2030 Notes, or if the lenders under the Loan and Security Agreement exercise their related warrants to purchase shares of our common stock (the “Warrants”), as further described herein; provisions in the respective indentures governing the Notes and in the Loan and Security Agreement delaying or preventing an otherwise beneficial takeover of us; and any adverse impact on our reported financial condition and results from the accounting methods for the Notes; our ability to remediate the existing material weaknesses in our internal control over financial reporting and maintain effective internal control over financial reporting and disclosure controls and procedures; risks and uncertainties related to failures to maintain effective internal control over financial reporting, which have resulted, and may in the future result, in the identification of errors in our previously issued financial statements, such as those disclosed and corrected in this release, and a potential need to restate financial statements in such instances; market price fluctuations in the price of our common stock, whether due to dilution, adverse business or financial performance or the perception of such adverse performance, failure to meet the Nasdaq continued listing requirement for minimum bid price or other Nasdaq listing requirements and the potential delisting of our common stock, or market and trading dynamics unrelated to our underlying business, operating and financial performance or prospects or macro or industry fundamentals which may not coincide in timing with the disclosure of news or developments by or affecting us, could cause the market price of our common stock to fluctuate dramatically or decline rapidly, regardless of any developments in our business or financial results; risks and uncertainties related to our loss of timely filer status and our eligibility to use Form S-3 registration statements, the impact of general economic conditions in the U.S. and international markets on us, our customers, our suppliers, our vendors and consumers, including concerns related to inflation, geopolitical and economic uncertainty and instability, a potential recession, the shutdown of the federal government including regulatory agencies, tariffs and trade wars, and the effects of those conditions on consumer spending; the impact of adverse and uncertain political conditions in the U.S. and international markets, such as greater restrictions on free trade through significant increases in tariffs on raw materials, ingredients, finished goods and other products and supplies imported into the United States and increased uncertainty surrounding international trade policy and regulations, trade wars, including through the implementation of retaliatory tariffs or related counter-measures, and the negative effects of anti-American sentiment, the escalating armed conflict in the Middle East, as well as the impact of inflation and high interest rates on consumer behavior, including higher food, grocery, raw materials, transportation, energy, labor and fuel costs; risks and uncertainties related to identifying and executing our current and future cost-reduction initiatives, cost structure improvements, workforce reductions, executive leadership changes and other organizational changes, including realignment of reporting structures, and the timing and success of continuing to reduce operating expenses and achieving our profitability, cash flow and financial performance objectives; our ability to streamline operations and improve cost efficiencies, which could result in the contraction of our business and the continued implementation of significant cost cutting measures such as further downsizing, consolidating or exiting certain operations, including product lines, domestically and/or abroad; the timing and success of narrowing our commercial focus to certain anticipated growth opportunities; accelerating activities that prioritize gross margin expansion and cash generation, including as part of our review of our global operations initiated in 2023 (“Global Operations Review”); changes to our pricing architecture; cash-accretive inventory reduction initiatives; and further cost-reduction initiatives; our ability to successfully execute our Global Operations Review and any resulting strategic plans, including the exit or discontinuation of select product lines; the impact of non-cash charges such as provision for excess and obsolete inventory and potential additional impairment charges, write-offs, disposals and accelerated depreciation of fixed assets, and losses on sale and write-down of fixed assets and assets held for sale; further optimization of our manufacturing capacity and real estate footprint; workforce reductions; and the cessation of our operational activities in China in 2025; our ability to successfully execute the Transformation Office initiatives, including, among other things, positioning the business for a more fundamental resizing of operating expenses, driving margin recovery, including through targeted investments in our facilities and supply chain cost reductions, reducing inventory and associated carrying costs through SKU rationalization and the discontinuation of certain product lines, and preserving cash and monetizing non-strategic or idle assets; our ability to meet our obligations under leases for our corporate offices, manufacturing facilities and warehouses, including matters relating to our El Segundo Campus and Innovation Center (“Campus Headquarters”) including, without limitation, the ability to meet our obligations under our Campus Headquarters lease, as amended from time to time (the “Campus Lease”), the impact of workforce reductions or other cost-reduction initiatives on our space demands, the impact of the surrender of a portion of the existing premises, the impact of the sublease of a portion of the existing premises, other efforts to develop, repurpose or consolidate our use of our leased premises, and the timing and success of surrendering, subleasing, assigning or otherwise transferring, developing or repurposing the remaining used or excess leased space or negotiating additional partial lease terminations and/or subleases or other dispositions of our Campus Headquarters on terms advantageous to us or at all, including any potential additional impairment charges that may result; reduced consumer confidence and changes in consumer spending, including spending to purchase our products, and negative trends in consumer purchasing patterns due to levels of consumers’ disposable income, credit availability and debt levels, and economic conditions, including due to potential recessionary and inflationary pressures, and geopolitical instability and wars; our inability to properly manage and ultimately sell our inventory in a timely manner, which has in the past and could in the future require us to sell our products through liquidation channels at lower prices, write-down or write-off excess or obsolete inventory, or increase inventory provision; ongoing and persistent declines in demand in the plant-based meat category and for our products, or strategic decisions that result in changes to our product portfolio, including the potential discontinuation of certain product lines through initiatives stemming from our transformation office and program or other strategic measures, which may require us to write-down or write-off excess or obsolete inventories; impairment charges, including due to any future changes in estimates, judgments or assumptions, failure to achieve forecasted operating results due to weakness in the economic environment, demand for our products or other factors, changes in market conditions and declines in our publicly quoted stock price and market capitalization, failure to sublease, assign or otherwise transfer any excess space or negotiate additional partial lease terminations and/or subleases or other dispositions of our Campus Headquarters or other facilities on terms advantageous to us or at all, and the cessation of our operational activities in China in 2025; our ability to accurately predict consumer taste preferences, trends and demand and successfully innovate, introduce and commercialize new products and improve existing products, including in new geographic markets; the effects of competitive activity from our market competitors, including through consolidation in the plant-based food industry or vertical consolidation of diversified food businesses with existing plant-based food businesses, and new market entrants, which may include companies with substantially greater financial resources than us; our ability to protect our brand against misinformation about our products and the plant-based meat category, real or perceived quality or health issues with our products, marketing campaigns aimed at generating negative publicity regarding our products and the plant-based meat category, including regarding the nutritional value of our products, and other issues that could adversely affect our brand and reputation; disruption to, and the impact of uncertainty in, our domestic and international supply chain, including labor shortages and disruption, shipping delays and disruption, the impact of tariffs on raw materials, ingredients, finished goods and other products and supplies imported into the U.S., and the impact of cyber incidents at suppliers and vendors; the impact of uncertainty as a result of doing business internationally, including as a result of the cessation of our operational activities in China in 2025; the volatility of or inability to access the capital markets, including due to macroeconomic factors, geopolitical tensions, trade policy uncertainty (including tariffs and retaliatory trade measures), or the outbreak or escalation of hostilities or war—for example, the ongoing war between Russia and Ukraine and the escalating armed conflict in the Middle East involving the United States, Israel and Iran, and their impacts on the surrounding areas and global economy; changes in the foodservice landscape, including the timing, success and level of marketing and other financial incentives to assist in the promotion of our products, our ability to maintain and grow market share and attract and retain new foodservice customers or retain existing foodservice customers, and our ability to introduce and sustain offering of our products on menus; the timing and success of distribution expansion and new product introductions, including the success of our DTC channel, and the timing and success of planned new products or recently launched products, in increasing revenues and market share; our ability to differentiate and continuously create innovative products, respond to competitive innovation and achieve speed-to-market, including the timing and success of planned new products or recently launched products; the timing and success of strategic Quick Service Restaurant (“QSR”) partnership launches and limited time offerings resulting in permanent menu items and our ability to attract and retain QSR and other strategic customers; the outcomes of, and costs related to, legal or administrative proceedings, including any settlements, appeals from initial decisions or other developments in such proceedings, or new legal or administrative proceedings filed against us; foreign currency exchange rate fluctuations; the effectiveness of our business systems and processes; our estimates of the size of our market opportunities and ability to accurately forecast market conditions; our ability to effectively optimize our manufacturing and production capacity, and real estate footprint, including consolidating manufacturing facilities and production lines, exiting co-manufacturing arrangements or entering into new arrangements under terms that are ultimately beneficial to us and effectively managing capacity for specific products with shifts in demand; risks associated with underutilization of capacity which have in the past and could in the future give rise to increased cost of goods sold per pound, underutilization fees, termination fees and other costs to exit certain supply chain arrangements and product lines, and/or the write-down or write-off of certain equipment and other fixed assets and impairment charges, all of which could negatively impact gross margin, driving less leverage on fixed costs and delaying the speed at which cost savings initiatives positively impact our financial results; our ability to accurately forecast our future results of operations and financial goals or targets, including as a result of fluctuations in demand for our products and in the plant-based meat category generally, increased competition, and the impact of broader macroeconomic conditions and market uncertainty; our ability to accurately forecast demand for our products and manage our inventory, including the impact of customer orders ahead of holidays and the timing of customer promotions, shelf reset activities, and price increases as a result of tariffs or otherwise; customer and distributor changes and buying patterns, such as reductions in targeted inventory levels; and supply chain and labor disruptions, including due to the impact of cyber incidents at suppliers and vendors; our operational effectiveness and ability to fulfill orders in full and on time; variations in product selling prices and costs, the timing and success of changes to our pricing architecture, our ability to pass on price increases in full or at all, including due to the impact of tariffs and macroeconomic conditions, and the mix of products sold; our ability to successfully enter new geographic markets, manage our international business and comply with any applicable laws and regulations, including risks associated with doing business in foreign countries, and our ability to comply with the U.S. Foreign Corrupt Practices Act or other anti-corruption laws; the effects of global outbreaks of pandemics, epidemics or other public health crises, or fear of such crises; our ability to attract, maintain and effectively expand our relationships with key strategic foodservice partners; our ability to attract and retain our suppliers, distributors, vendors, co-manufacturers and customers; our ability to procure sufficient high-quality raw materials at competitive prices to manufacture our products; the availability of pea and other proteins and avocado oil that meet our standards; our ability to diversify the protein sources and avocado oil sources used for our products; our ability to successfully execute our strategic initiatives; the volatility associated with ingredient, packaging, transportation and other input costs, including due to the impact of tariffs and rising energy and fuel costs; our ability to keep pace with technological changes impacting the development of our products and implementation of our business needs; significant disruption in, or breach in security of our or our suppliers’ or vendors’ information technology systems, including any inability to detect or timely report any cybersecurity incidents, and resultant interruptions in service and any related impact on our reputation, including data privacy, and any potential impact on our supply chain, including on customer demand, order fulfillment and lost sales, and the resulting timing and/or amount of net revenues recognized; the ability of our transportation providers to ship and deliver our products in a timely and cost-effective manner; senior management and key personnel changes, the attraction, training and retention of qualified employees and key personnel, and our ability to maintain our company culture; risks related to use of a professional employer organization to administer human resources, payroll and employee benefits functions for certain of our international employees, and use of certain third party service providers for the performance of several business operations including payroll, human capital, supply chain optimization, financial reporting and accounting, and certain other management services; the impact of potential workplace hazards; the effects of natural or man-made catastrophic or severe weather events, including events brought on by climate change, particularly involving our or any of our co-manufacturers’ manufacturing facilities, our suppliers’ facilities or any other vital aspects of our supply chain; accounting estimates based on judgment and assumptions that may differ from actual results; changes in laws and government regulation, and their enforcement, affecting our business, including the U.S. Food and Drug Administration (“FDA”) and the U.S. Federal Trade Commission governmental regulation, and state, local and foreign regulation; new or pending legislation, or changes in laws, regulations or policies of governmental agencies or regulators, both in the U.S. and abroad, affecting plant-based meat, the labeling, packaging or naming of our products, including requirements regarding nutrient content claims, or our brand name or logo; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; risks inherent in investment in real estate; adverse developments affecting the financial services industry, including the potential failure of financial institutions with which we have deposits or other business relationships; the financial condition of, and our relationships with our suppliers, vendors, co-manufacturers, distributors, retailers and foodservice customers, and their future decisions regarding their relationships with us; our ability and the ability of our suppliers, vendors and co-manufacturers to comply with food safety, environmental or other laws or regulations and the impact of any non-compliance on our operations, brand reputation and ability to fulfill orders in full and on time; seasonality, including increased levels of grilling activity and higher levels of purchasing by customers ahead of holidays, customer shelf reset activity and the timing of product restocking by our retail customers; the impact of increased scrutiny from a variety of stakeholders, institutional investors and governmental bodies on environmental, social and governance (“ESG”) practices; our suppliers’ and our co-manufacturers’ ability to protect our proprietary technology, intellectual property and trade secrets adequately; the impact of changes in tax laws; and the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2025, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2025 filed with the SEC on May 8, 2025, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2025 filed with the SEC on August 8, 2025, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2025 filed with the SEC on November 12, 2025, under the heading “Supplementary Risk Factors” in the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2025, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC, as well as other factors described from time to time in the Company's filings with the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward looking statement because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: Adjusted loss from operations, Adjusted operating margin, Adjusted net loss, Adjusted net loss per diluted common share, Adjusted EBITDA and Adjusted EBITDA as a % of net revenues. See “Non-GAAP Financial Measures” below for additional information and reconciliations of such non-GAAP financial measures.

Availability of Information on Beyond Meat’s Website and Social Media Channels

Investors and others should note that Beyond Meat routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Beyond Meat Investor Relations website. We also intend to use certain social media channels as a means of disclosing information about us and our products to consumers, our customers, investors and the public (e.g., @BeyondMeat on Facebook, Instagram, Threads, LinkedIn and Reddit). The
information posted on social media channels is not incorporated by reference in this press release or in any other report or document we file with the SEC. While not all of the information that the Company posts to the Beyond Meat Investor Relations website or to social media accounts is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in Beyond Meat to review the information that it shares at the
“Investors” link located at the bottom of the Company’s webpage at
https://investors.beyondmeat.com/investor-relations and to sign up for and regularly follow the
Company’s social media accounts. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting “Request Email Alerts” in the
“Investors” section of Beyond Meat’s website at https://investors.beyondmeat.com/investor-relations.

Contacts

Media:
Shira Zackai
shira.zackai@beyondmeat.com

Investors:
Raphael Gross
beyondmeat@icrinc.com

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net revenues	$61,589	$76,658	$275,496	$326,452
Cost of goods sold	60,165	66,652	267,850	284,753
Gross profit (loss)	1,424	10,006	7,646	41,699
Research and development expenses	5,049	6,671	23,235	28,149
Selling, general and administrative expenses	81,017	41,145	217,757	169,674
Loss on write-down of assets held for sale	48,101	—	48,101	—
Loss from impairment of long-lived assets	—	—	51,288	—
Total operating expenses	134,167	47,816	340,381	197,823
Loss from operations	(132,743)	(37,810)	(332,735)	(156,124)
Other income (expense), net:
Interest expense	(6,584)	(1,025)	(14,028)	(4,097)
Remeasurement of warrant liability	10,303	—	15,077	—
Remeasurement of derivative liability	(12,288)	—	(12,288)	—
Gain on debt restructuring	548,651	—	548,651	—
Other, net	2,512	(6,015)	15,311	(10)
Total other income (expense), net	542,594	(7,040)	552,723	(4,107)
Income (loss) before taxes	409,851	(44,850)	219,988	(160,231)
Income tax benefit	—	—	—	(26)
Equity in losses of unconsolidated joint venture	1	12	78	73
Net income (loss)	$409,850	$(44,862)	$219,910	$(160,278)
Less: Earnings allocated to participating securities	(91,921)	—	(41,178)	—
Net income (loss) available to common stockholders—basic	$317,929	$(44,862)	$178,732	$(160,278)
Net income (loss) per share available to common stockholders—basic	$0.84	$(0.65)	$1.15	$(2.43)
Weighted average common shares outstanding—basic	379,248,614	69,235,143	155,266,711	66,004,815
Net income (loss) per share available to common stockholders—diluted	$(0.29)	$(0.65)	$(1.86)	$(2.43)
Weighted average common shares outstanding—diluted	477,779,608	69,235,143	181,324,268	66,004,815

BEYOND MEAT, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Per Share Available to Common Stockholders—Basic to
Net Loss Per Share Available to Common Stockholders—Diluted
(In thousands, except share and per share data)
(unaudited)

(in thousands, except share and per share data)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Numerator(1):
Basic
Net income (loss)	$409,850	$(44,862)	$219,910	$(160,278)
Less: Earnings allocated to participating securities	(91,921)	—	(41,178)	—
Net income (loss) available to common stockholders—basic	$317,929	$(44,862)	$178,732	$(160,278)
Diluted
Net income (loss) available to common stockholders—basic	$317,929	$(44,862)	$178,732	$(160,278)
Net income available to 2030 Note holders	82,600	—	29,521	—
Net income available to warrant holders	8,013	—	4,178	—
Add: Interest expense on 2030 Notes, if converted(2)	1,119	—	1,119	—
Less: Gain on debt restructuring	(548,651)	—	(548,651)	—
Less: Gain on remeasurement of warrant liability	(10,303)	—	(15,077)	—
Add: Loss on remeasurement of derivative liability	12,288	—	12,288	—
Net loss available to common stockholders—diluted	$(137,005)	$(44,862)	$(337,890)	$(160,278)
Denominator:
Basic
Weighted average common shares outstanding—basic	379,248,614	69,235,143	155,266,711	66,004,815
Net income (loss) per share available to common stockholders—basic	$0.84	$(0.65)	$1.15	$(2.43)
Diluted
Weighted average common shares outstanding—basic	379,248,614	69,235,143	155,266,711	66,004,815
Dilutive effect of 2030 Notes, if converted	98,530,994	—	25,645,054	—
Dilutive effect of Warrants(3)	—	—	412,503	—
Weighted average common shares outstanding—diluted	477,779,608	69,235,143	181,324,268	66,004,815
Net loss per share available to common stockholders—diluted	$(0.29)	$(0.65)	$(1.86)	$(2.43)
____________
(1) Under the if-converted method, net income (loss) is adjusted to reflect the assumption that the convertible notes were converted at the beginning of the period or date of issuance, if issued during the period.
(2) In 2025, included amortization of 2030 Notes derivative liability to interest expense.
(3) Dilutive effect of Warrants using the treasury stock method.

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)
(unaudited)
	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$203,890	$131,913
Restricted cash, current	4,350	1,041
Accounts receivable, net	26,060	26,862
Inventory	84,032	113,444
Prepaid expenses and other current assets	13,758	11,332
Assets held for sale	10,280	1,864
Total current assets	342,370	286,456
Restricted cash, non-current	9,291	12,600
Property, plant, and equipment, net	213,262	184,887
Operating lease right-of-use assets	5,661	123,975
Prepaid lease costs, non-current	43,526	68,005
Other non-current assets, net	—	622
Investment in unconsolidated joint venture	1,523	1,601
Total assets	$615,633	$678,146
Liabilities and stockholders’ deficit:
Current liabilities:
Accounts payable	$20,525	$37,571
Current portion of operating lease liabilities	2,132	4,125
Accrued expenses and other current liabilities	8,975	11,656
Accrued litigation expenses	38,900	—
Accrued litigation settlement	—	7,250
Short-term finance lease liabilities	4,385	851
Total current liabilities	$74,917	$61,453
Long-term liabilities:
2027 Notes, net	$29,459	$1,141,476
2030 Notes, net	308,404	—
Delayed draw term loans, net	77,877	—
Delayed draw term loan warrants at fair value	5,066	—
Operating lease liabilities, net of current portion	4,059	73,613
Finance lease liabilities, long-term	76,590	2,812
2030 Embedded Derivative Liability, at fair value	39,152	—
Other long term liabilities	220	—
Total long-term liabilities	$540,827	$1,217,901
(continued on next page)

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)
(unaudited)
	December 31,
	2025	2024
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, par value $0.0001 per share—500,000 shares authorized, none issued and outstanding	$—	$—
Common stock, par value $0.0001 per share—3,000,000,000 shares and 500,000,000 shares authorized at December 31, 2025 and 2024; 453,688,312 shares and 76,065,969 shares issued and outstanding at December 31, 2025 and 2024, respectively	45	8
Additional paid-in capital	1,029,308	644,004
Accumulated deficit	(1,021,621)	(1,241,531)
Accumulated other comprehensive loss	(7,843)	(3,689)
Total stockholders’ deficit	$(111)	$(601,208)
Total liabilities and stockholders’ deficit	$615,633	$678,146

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$219,910	$(160,278)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from impairment of long-lived assets	51,288	—
Depreciation and amortization	32,773	23,121
Non-cash lease expense	3,960	8,279
Share-based compensation expense	30,990	23,923
Provision for credit losses	1	221
Amortization of debt issuance costs	4,987	3,934
Loss on write-down of assets held for sale	48,449	809
Equity in losses of unconsolidated joint venture	78	73
Change in common stock warrant liability	(15,077)	—
Change in derivative liability	12,288	—
Write-down of note receivable	136	—
Gain on debt restructuring	(557,909)	—
Unrealized (gains) losses on foreign currency transactions	(12,066)	5,113
Paid-in-kind interest	4,569	—
Net change in operating assets and liabilities:
Accounts receivable	1,650	4,193
Inventories	31,654	15,576
Prepaid expenses and other current assets	(4,924)	2,013
Accounts payable	(15,204)	(20,564)
Accrued expenses and other current liabilities	28,767	4,511
Prepaid lease costs, non-current	(8,268)	(6,502)
Operating lease liabilities	(3,203)	(3,235)
Long-term liabilities	220	—
Net cash used in operating activities	$(144,931)	$(98,813)
(continued on the next page)

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Year Ended December 31,
Cash flows from investing activities:
Purchases of property, plant and equipment	$(12,308)	$(11,015)
Proceeds from sale of fixed assets	1,942	4,348
Proceeds from note receivable on assets previously held for sale	84	—
Payments for investment in joint venture	—	—
Proceeds from security deposits	32	435
Net cash used in investing activities	$(10,250)	$(6,232)
Cash flows from financing activities:
Proceeds from issuance of common stock pursuant to the ATM Program, net of issuance costs	$148,699	$46,725
Proceeds from delayed draw term loans	100,000	—
Payment of debt issuance costs	(15,604)	—
Payment of equity issuance costs	(6,535)	—
Principal payments under finance lease obligations	(2,732)	(1,177)
Proceeds from exercise of stock options	6	924
Payments of minimum withholding taxes on net share settlement of equity awards	(424)	(695)
Net cash provided by (used in) financing activities	$223,410	$45,777
Net decrease in cash, cash equivalents and restricted cash	68,229	(59,268)
Cash, cash equivalents and restricted cash at the beginning of the period	145,554	205,935
Effect of foreign currency exchange rate changes on cash	3,748	(1,113)
Cash, cash equivalents and restricted cash at the end of the period	$217,531	$145,554
Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$—	$—
Taxes	$2	$6

Non-GAAP Financial Measures

Beyond Meat uses the non-GAAP financial measures set forth below in assessing its operating performance and in its financial communications. Management believes these non-GAAP financial measures provide useful additional information to investors about current trends in our operations and are useful for period-over-period comparisons of operations. In addition, management uses these non-GAAP financial measures to assess operating performance and for business planning purposes. Management also believes these measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies in our industry as a measure of our operational performance. These non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

“Adjusted loss from operations” is defined as loss from operations adjusted to exclude, when applicable, costs attributable to special items, which are those items deemed not to be reflective of the Company’s ongoing normal business activities.

“Adjusted operating margin” is defined as Adjusted loss from operations divided by net revenues.

We consider Adjusted loss from operations and Adjusted operating margin to be useful indicators of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

“Adjusted EBITDA” is defined as net income (loss) adjusted to exclude, when applicable, income tax (benefit) expense, interest expense, depreciation and amortization expense, restructuring expenses, share-based compensation expense, non-cash charges related to the cessation of our operational activities in China, costs related to a partial lease termination of a portion of the Campus Headquarters, non-cash loss from impairment of long-lived assets, litigation-related accruals, accrued litigation settlement costs, remeasurement of warrant liability, remeasurement of derivative liability, gain on debt restructuring, and Other, net, including interest income and foreign currency transaction gains and losses.

“Adjusted EBITDA as a % of net revenues” is defined as Adjusted EBITDA divided by net revenues.
There are a number of limitations related to the use of Adjusted EBITDA and Adjusted EBITDA as a % of net revenues rather than their most directly comparable GAAP measures. Some of these limitations are:

•Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future increasing our cash requirements;
•Adjusted EBITDA does not reflect interest expense, or the cash required to service our debt, which reduces cash available to us;
•Adjusted EBITDA does not reflect income tax payments that reduce cash available to us;
•Adjusted EBITDA does not reflect restructuring expenses that reduce cash available to us;
•Adjusted EBITDA does not reflect share-based compensation expense and therefore does not include all of our compensation costs;
•Adjusted EBITDA does not reflect non-cash charges related to the cessation of our operational activities in China;
•Adjusted EBITDA does not reflect certain cash costs related to a partial lease termination of a portion of the Campus Headquarters, which reduces cash available to us;
•Adjusted EBITDA does not reflect non-cash loss from impairment of long-lived assets and therefore does not include all of our operating expenses;
•Adjusted EBITDA does not reflect litigation-related accruals, which may, depending on the outcome of the underlying litigation, reduce cash available to us;
•Adjusted EBITDA does not reflect accrued litigation settlement costs which reduce cash available to us;
•Adjusted EBITDA does not reflect non-cash impact of the remeasurement of warrant liability;
•Adjusted EBITDA does not reflect the non-cash impact of the remeasurement of derivative liability;
•Adjusted EBITDA does not include gain on debt restructuring, the income from which may in certain circumstances be taxable to us and reduce the cash available to us;
•Adjusted EBITDA does not reflect Other, net, including interest income and foreign currency transaction gains and losses, that may increase or decrease cash available to us; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The following tables present the reconciliation of Adjusted loss from operations and Adjusted operating margin to their most comparable GAAP measures, loss from operations and operating margin, each as reported (unaudited):

Adjusted loss from operations:
	Three Months Ended		Year Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Loss from operations, as reported	$(132,743)	$(37,810)	$(332,735)	$(156,124)
Loss from impairment of long-lived assets	—	—	51,288	—
Non-cash charges related to the cessation of operational activities in China	1,527	—	6,490	—
Costs related to partial lease termination	386	—	1,441	—
Litigation-related accrual	38,900	—	38,900	—
Accrued litigation settlement costs	—	—	—	7,500
Adjusted loss from operations	$(91,930)	$(37,810)	$(234,616)	$(148,624)
Loss from operations as a % of net revenues	(215.5)%	(49.3)%	(120.8)%	(47.8)%
Adjusted operating margin	(149.3)%	(49.3)%	(85.2)%	(45.5)%

The following table presents the reconciliation of Adjusted EBITDA to its most comparable GAAP measure, net income (loss), as reported (unaudited):

	Three Months Ended		Year Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income (loss), as reported	$409,850	$(44,862)	$219,910	$(160,278)
Income tax benefit	—	—	—	(26)
Interest expense	6,584	1,025	14,028	4,097
Depreciation and amortization expense(1)	6,203	5,657	26,283	23,121
Share-based compensation expense	3,799	6,170	17,723	23,923
Incremental share-based compensation expense(2)	13,267	—	13,267	—
Non-cash charges related to the cessation of operational activities in China(3)	1,527	—	6,490	—
Costs related to partial lease termination, net of amounts included in depreciation and amortization expense.	—	—	443	—
Loss from impairment of long-lived assets	—	—	51,288	—
Litigation-related accrual	38,900		38,900	—
Accrued litigation settlement costs	—	—	—	7,500
Remeasurement of warrant liability	(10,303)	—	(15,077)	—
Remeasurement of derivative liability	12,288	—	12,288	—
Gain on debt restructuring	(548,651)	—	(548,651)	—
Other, net(4)(5)	(2,512)	6,015	(15,311)	10
Adjusted EBITDA	$(69,048)	$(25,995)	$(178,419)	$(101,653)
Net income (loss) as a % of net revenues	665.5%	(58.5)%	79.8%	(49.1)%
Adjusted EBITDA as a % of net revenues	(112.1)%	(33.9)%	(64.8)%	(31.1)%
____________

(1)
Excludes $1.5 million and $6.4 million in accelerated depreciation related to the reassessment of useful lives of certain assets resulting from the cessation of our operational activities in China in the three months and year ended December 31, 2025, respectively.

(2)	Incremental share-based compensation from management incentive plan awards to certain key employees and acceleration of non-vested RSU awards granted to the Company’s non-employee directors in conjunction with the convertible debt exchange.
(3)
Includes $1.5 million and $6.4 million, respectively, in accelerated depreciation related to the reassessment of useful lives of certain assets resulting from the cessation of our operational activities in China in three months and the year ended December 31, 2025. No such costs were incurred in the three months and year ended December 31, 2024.

(4)
Includes $0.7 million and $(6.9) million in net realized and unrealized foreign currency transaction gains (losses) in the three months ended December 31, 2025 and December 31, 2024, respectively. Includes $11.8 million and $(6.3) million in net realized and unrealized foreign currency transaction gains (losses) in the years ended December 31, 2025 and 2024, respectively.

(5)
Includes $1.5 million and $0.9 million in interest income in the three months ended December 31, 2025 and December 31, 2024, respectively. Includes $3.5 million and $6.0 million in interest income in the years ended December 31, 2025 and 2024, respectively. Includes $0.5 million in subsidies received from the Jiaxing Economic Development Zone Finance Bureau related to our investment in our subsidiary, Beyond Meat (Jiaxing) Food Co., Ltd, in the year ended December 31, 2024.

Schedule

Correction of Previously Issued Interim Condensed Consolidated Financial Statements

During the fourth quarter and full year 2025 financial close procedures, the Company identified errors in its previously issued interim condensed consolidated financial statements for the first three quarters of 2025 relating to (i) inventory valuation, (ii) debt issuance costs, and (iii) the previously disclosed impairment of long-lived assets, as described in further detail below. The Company has determined that the errors identified below were immaterial to the previously issued interim period condensed consolidated financial statements for the first three quarters of 2025 and that the errors will be corrected prospectively when the Company files its quarterly reports in fiscal 2026, and accordingly the "as corrected" amounts are presented in the tables below.

Inventory Valuation

Due to errors in the Company’s excess and obsolete inventory analysis, inventory was overstated and cost of goods sold were understated in each of the first three quarters of 2025.

Debt Issuance Costs

In connection with the Company’s 2025 balance sheet debt restructuring activities, namely, entry into the Delayed Draw Term Loan with Ahimsa (“DDTL”) and the debt exchange offer and restructuring which was completed in October 2025 (“Exchange Offer”), the Company incurred significant transaction expenses (collectively, the “debt issuance costs”) related to professional services provided by various third-party advisors, consultants and professionals. In aggregate, for the first three quarters of 2025, these expenses amounted to approximately $17.6 million, of which the Company allocated approximately $14.1 million and $3.5 million to the Exchange Offer and the DDTL, respectively. Following the closing of the Exchange Offer in October 2025, the Company, in consultation with its external technical accounting advisors, determined that the Exchange Offer qualified as a “troubled debt restructuring” (“TDR”) in accordance with ASC 470-60, “Debt—Troubled Debt Restructurings by Debtors. TDR accounting guidelines specify that debt issuance costs must be expensed and included in selling, general and administrative expenses in the periods in which they are incurred, rather than being capitalized as prepaid expenses and other current assets. The Company further determined in the fourth quarter of 2025 that TDR related accounting standards should have been applied in each interim period of 2025 as creditor concessions were expected prior to the completion of the Exchange Offer, notwithstanding the fact that the Exchange Offer was not completed until the fourth quarter of 2025. Through each of the first three quarters of 2025, the Company initially and incorrectly recorded the Exchange Offer debt issuance costs as prepaid expenses and other current assets on its balance sheet instead of expensing them as incurred as part of selling, general, and administrative expenses. The Company also incorrectly recorded the DDTL related costs as prepaid expenses and other current assets in the second and third quarters of 2025 instead of a debt discount. In addition, the Company understated remeasurement of warrant liabilities and delayed draw term loan warrants by $0.5 million in the third quarter of 2025 due to an error in remeasurement of the fair value of warrants.

Impairment of Long-Lived Assets (“Impairment”)

The Company recorded a loss from impairment of long-lived assets of $77.4 million for the three and nine months ended September 27, 2025 which was determined by comparing the fair value of the entity-wide asset group to the carrying value of the entity-wide asset group as of September 27, 2025.

Due to the errors identified above related to inventory, prepaid expenses and other current assets, the carrying value of the entity-wide asset group as of September 27, 2025 that was utilized in the impairment measurement calculation was overstated by $26.1 million. Consequently, this resulted in an overstatement of the loss from impairment of long-lived assets of $26.1 million, and understatement of property, plant, and equipment, net and prepaid lease costs, non-current of $22.9 million and $3.2 million, respectively. This reduction in the impairment loss was reflected in the offsetting increases in cost of goods sold and selling, general and administrative expenses due to the write-downs of inventory and prepaid expenses and other current assets, respectively, as discussed above.

Condensed Consolidated Balance Sheet (unaudited)
(in thousands)	As of March 29, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Inventory	$100,068	$(5,861)	$—	$94,207
Prepaid expenses and other current assets	$19,135	$—	$(2,310)	$16,825
Total current assets	$257,272	$(5,861)	$(2,310)	$249,101
Total assets	$643,830	$(5,861)	$(2,310)	$635,659
Accumulated deficit	$(1,294,447)	$(5,861)	$(2,310)	$(1,302,618)
Total stockholders’ deficit	$(649,531)	$(5,861)	$(2,310)	$(657,702)
Total liabilities and stockholders’ deficit	$643,830	$(5,861)	$(2,310)	$635,659

Condensed Consolidated Statement of Operations (unaudited)
(in thousands)	Three Months Ended March 29, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Cost of goods sold	$69,796	$5,861	$—	$75,657
Gross loss	$(1,065)	$(5,861)	$—	$(6,926)
Selling, general and administrative expenses	$47,672	$—	$2,310	$49,982
Total operating expenses	$55,134	$—	$2,310	$57,444
Loss from operations	$(56,199)	$(5,861)	$(2,310)	$(64,370)
Loss before taxes	$(52,905)	$(5,861)	$(2,310)	$(61,076)
Net loss	$(52,916)	$(5,861)	$(2,310)	$(61,087)
Net loss per share available to common stockholders—basic and diluted	$(0.69)	$(0.08)	$(0.03)	$(0.80)

Condensed Consolidated Statement of Comprehensive Loss (unaudited)
(in thousands)	Three Months Ended March 29, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Net loss	$(52,916)	$(5,861)	$(2,310)	$(61,087)
Comprehensive loss	$(53,956)	$(5,861)	$(2,310)	$(62,127)

Condensed Consolidated Statement of Cash Flows (unaudited)
(in thousands)	Three Months Ended March 29, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Net loss	$(52,916)	$(5,861)	$(2,310)	$(61,087)
Inventories	$14,113	$5,861	$—	$19,974
Prepaid expenses and other current assets	$(4,425)	$—	$2,310	$(2,115)

Condensed Consolidated Balance Sheet (unaudited)
(in thousands)	As of June 28, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Inventory	$110,868	$(6,531)	$—	$104,337
Prepaid expenses and other current assets	$42,596	$—	$(5,623)	$36,973
Total current assets	$297,135	$(6,531)	$(5,623)	$284,981
Total assets	$691,741	$(6,531)	$(5,623)	$679,587
Delayed draw term loan, net	$30,525	$—	$(1,381)	$29,144
Total long-term liabilities	$1,278,577	$—	$(1,381)	$1,277,196
Accumulated deficit	$(1,323,689)	$(6,531)	$(4,242)	$(1,334,462)
Total stockholders’ deficit	$(677,023)	$(6,531)	$(4,242)	$(687,796)
Total liabilities and stockholders’ deficit	$691,741	$(6,531)	$(5,623)	$679,587

Condensed Consolidated Statement of Operations (unaudited)
(in thousands)	Three Months Ended June 28, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Cost of goods sold	$66,367	$671	$—	$67,038
Gross profit	$8,591	$(671)	$—	$7,920
Selling, general and administrative expenses	$37,696	$—	$1,932	$39,628
Total operating expenses	$43,503	$—	$1,932	$45,435
Loss from operations	$(34,912)	$(671)	$(1,932)	$(37,515)
Loss before taxes	$(29,183)	$(671)	$(1,932)	$(31,786)
Net loss	$(29,242)	$(671)	$(1,932)	$(31,845)
Net loss per share available to common stockholders—basic and diluted	$(0.38)	$(0.01)	$(0.03)	$(0.42)

Condensed Consolidated Statement of Operations (unaudited)
(in thousands)	Six Months Ended June 28, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Cost of goods sold	$136,163	$6,531	$—	$142,694
Gross profit	$7,526	$(6,531)	$—	$995
Selling, general and administrative expenses	$85,368	$—	$4,242	$89,610
Total operating expenses	$98,637	$—	$4,242	$102,879
Loss from operations	$(91,111)	$(6,531)	$(4,242)	$(101,884)
Loss before taxes	$(82,088)	$(6,531)	$(4,242)	$(92,861)
Net loss	$(82,158)	$(6,531)	$(4,242)	$(92,931)
Net loss per share available to common stockholders—basic and diluted	$(1.08)	$(0.08)	$(0.06)	$(1.22)

Condensed Consolidated Statement of Comprehensive Loss (unaudited)
(in thousands)	Three Months Ended June 28, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Net loss	$(29,242)	$(671)	$(1,932)	$(31,845)
Comprehensive loss	$(31,710)	$(671)	$(1,932)	$(34,313)

Condensed Consolidated Statement of Comprehensive Loss (unaudited)
(in thousands)	Six Months Ended June 28, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Net loss	$(82,158)	$(6,531)	$(4,242)	$(92,931)
Comprehensive loss	$(85,666)	$(6,531)	$(4,242)	$(96,439)

Condensed Consolidated Statement of Cash Flows (unaudited)
(in thousands)	Six Months Ended June 28, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	As Corrected
Net loss	$(82,158)	$(6,531)	$(4,242)	$(92,931)
Inventories	$4,709	$6,531	$—	$11,240
Prepaid expense and other current assets	$(8,473)	$—	$5,623	$(2,850)
Net cash used in operating activities	$(59,355)	$—	$1,381	$(57,974)

Debt issuance costs	$(5,117)	$—	$(1,381)	$(6,498)
Net cash provided by financing activities	$33,640	$—	$(1,381)	$32,259

Condensed Consolidated Balance Sheet (unaudited)
(in thousands)	As of September 27, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	Impairment	As Corrected
Inventory	$110,294	$(8,534)	$—	$—	$101,760
Prepaid expenses and other current assets	$31,048	$—	$(17,593)	$—	$13,455
Total current assets	$288,638	$(8,534)	$(17,593)	$—	$262,511
Property, plant and equipment, net	$254,387	$—	$—	$22,979	$277,366
Prepaid lease costs, non-current	$35,704	$—	$—	$3,147	$38,851
Total assets	$599,669	$(8,534)	$(17,593)	$26,126	$599,668
Delayed draw term loan, net	$77,734	$—	$(3,451)	$—	$74,283
Delayed draw term loan warrants	$14,825	$—	$544	$—	$15,369
Total long-term liabilities	$1,320,092	$—	$(2,907)	$—	$1,317,185
Accumulated deficit	$(1,434,377)	$(8,534)	$(14,686)	$26,126	$(1,431,471)
Total stockholders’ deficit	$(784,065)	$(8,534)	$(14,686)	$26,126	$(781,159)
Total liabilities and stockholders’ deficit	$599,669	$(8,534)	$(17,593)	$26,126	$599,668

Condensed Consolidated Statement of Operations (unaudited)
(in thousands)	Three Months Ended September 27, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	Impairment	As Corrected
Cost of goods sold	$62,988	$2,002	$—	$—	$64,990
Gross profit	$7,230	$(2,002)	$—	$—	$5,228
Selling, general and administrative expenses	$37,230	$—	$9,900	$—	$47,130
Loss from impairment of long-lived assets	$77,414	$—	$—	$(26,126)	$51,288
Total operating expenses	$119,561	$—	$9,900	$(26,126)	$103,335
Loss from operations	$(112,331)	$(2,002)	$(9,900)	$26,126	$(98,107)
Remeasurement of warrant liability	$5,318	$—	$(544)	$—	$4,774
Total other income (expense), net	$1,650	$—	$(544)	$—	$1,106
Net loss	$(110,688)	$(2,002)	$(10,444)	$26,126	$(97,008)
Net loss per common share—basic and diluted	$(1.44)	$(0.03)	$(0.14)	$0.34	$(1.27)

Condensed Consolidated Statement of Operations (unaudited)
(in thousands)	Nine Months Ended September 27, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	Impairment	As Corrected
Cost of goods sold	$199,151	$8,534	$—	$—	$207,685
Gross profit	$14,756	$(8,534)	$—	$—	$6,222
Selling, general and administrative expenses	$122,598	$—	$14,142	$—	$136,740
Loss from impairment of long-lived assets	$77,414	$—	$—	$(26,126)	$51,288
Total operating expenses	$218,198	$—	$14,142	$(26,126)	$206,214
Loss from operations	$(203,442)	$(8,534)	$(14,142)	$26,126	$(199,992)
Remeasurement of warrant liability	$5,318	$—	$(544)	$—	$4,774
Total other income (expense), net	$10,673	$—	$(544)	$—	$10,129
Loss before taxes	$(192,769)	$(8,534)	$(14,686)	$26,126	$(189,863)
Net loss	$(192,846)	$(8,534)	$(14,686)	$26,126	$(189,940)
Net loss per share available to common stockholders—basic and diluted	$(2.52)	$(0.11)	$(0.19)	$0.34	$(2.48)

Condensed Consolidated Statement of Comprehensive Loss (unaudited)
(in thousands)	Three Months Ended September 27, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	Impairment	As Corrected
Net loss	$(110,688)	$(2,002)	$(10,444)	$26,126	$(97,008)
Comprehensive loss	$(110,736)	$(2,002)	$(10,444)	$26,126	$(97,056)

Condensed Consolidated Statement of Comprehensive Loss (unaudited)
(in thousands)	Nine Months Ended September 27, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	Impairment	As Corrected
Net loss	$(192,846)	$(8,534)	$(14,686)	$26,126	$(189,940)
Comprehensive loss	$(196,402)	$(8,534)	$(14,686)	$26,126	$(193,496)

Condensed Consolidated Statement of Cash Flows (unaudited)
(in thousands)	Nine Months Ended September 27, 2025
	As Previously Reported	Inventory Valuation	Debt Issuance Costs	Impairment	As Corrected
Net loss	$(192,846)	$(8,534)	$(14,686)	$26,126	$(189,940)
Loss from impairment of long-lived assets	$77,414	$—	$—	$(26,126)	$51,288
Change in common stock warrant liabilities	$(5,318)	$—	$544	$—	$(4,774)
Inventories	$5,334	$8,534	$—	$—	$13,868
Prepaid expenses and other current assets	$(1,322)	$—	$11,129	$—	$9,807
Net cash used in operating activities	$(98,138)	$—	$(3,013)	$—	$(101,151)
Payments of debt issuance costs	$(10,314)	$—	$3,013		$(7,301)
Net cash provided by (used in) financing activities	$87,821	$—	$3,013		$90,834